STRADLEY, RONON, STEVENS & YOUNG, LLP
                            2600 ONE COMMERCE SQUARE
                      PHILADELPHIA, PENNSYLVANIA 19103-7098
                                 (215) 564-8000


Direct Dial:
(215) 564-8101

                                                 November 26, 1996



First Pacific Mutual Fund, Inc.
2756 Woodlawn Drive
Suite 6-201
Honolulu, HA  96822-1856

         Re:      First Pacific Mutual Fund, Inc.

Gentlemen:

                  You have requested our opinion with respect to the shares of common stock sold by First Pacific Mutual Fund, Inc. (the "Fund") during its fiscal year ended September 30, 1996, in connection with the Notice being filed by the Fund pursuant to Rule 24f-2 under the Investment Company Act of 1940. You have represented that a total of 1,682,288 shares were sold by the Fund during said fiscal year, all of which were sold in reliance upon Rule 24f-2.

                  Based upon our review of such records, documents, and representations as we have deemed relevant, it is our opinion that the shares of common stock of the Fund sold and issued by the Fund during its fiscal year ended September 30, 1996, in reliance upon the registration under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended were legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the "Rule 24f-2 Notice" being filed by the Fund, covering the registration of the said shares under the Securities Act and we further consent to reference in the Prospectus of the Fund to the fact that this opinion concerning the legality of the issue has been rendered by us.


                                         Very truly yours,

                                         STRADLEY, RONON, STEVENS & YOUNG, LLP



                                            By:  \s\ Audrey C. Talley
                                                     Audrey C. Talley



ACT/pj